Exhibit 99.1

For Immediate Release

Media Contact: Ronald Margulis RAM Communications 908-272-3930 ron@rampr.co	Investor Relations Contact: Sandy Martin Three Part Advisors 214-616-2207 smartin@threepa.com

SPAR Group and Founder Robert G. Brown Agree to Unified Path Forward

CHARLOTTE, NC — May 5, 2026 — SPAR Group, Inc. (NASDAQ: SGRP), a leading provider of merchandising and retail solutions, today announced that it has reached an agreement with company co-founder and former CEO Robert G. Brown, reflecting a mutual desire to focus on growing the business and creating value for shareholders. Brown now supports the company’s current leadership team and strategic plan and looks forward to working with SPAR in a manner that is aligned with the interests of all shareholders and stakeholders.

“I am glad this matter has been resolved. I believe the resolution is in the best interests of shareholders and allows the Company to move forward with a renewed focus on shareholder value,” said Brown. “As a significant shareholder and founder, I remain committed to supporting long-term shareholder value and constructive engagement that benefits all shareholders.”

James Gillis, Executive Chairman of the Board, welcomed the agreement, and emphasized the importance of alignment across the company’s stakeholders. “Bob has been an important figure in SPAR’s history and remains a major shareholder,” he said. “We appreciate his decision to support the company’s current direction and to move beyond public disputes that did not reflect the progress the team is making. This understanding allows all of us to focus on executing our strategy, strengthening our relationships with clients and delivering improved long-term returns for shareholders.”

Gillis noted that SPAR has undertaken a series of leadership and strategic actions in the past year to sharpen its focus on core markets, improve profitability and build a structurally leaner, growth-oriented organization.

William Linnane, President & CEO, said the agreement with Brown supports the company’s efforts to deliver consistent performance and innovation for its retail and brand partners.

“Our team has been intensely focused on transforming SPAR into a more agile, performance-driven company, and we are seeing encouraging momentum across the business,” Linnane said. “Having Bob’s clear commitment to support management, while refraining from disruptive public campaigns, creates a more constructive environment for everyone involved with SPAR.”

Linnane added that the company remains committed to investing in technology, data and operational capabilities to help clients win in an increasingly dynamic retail landscape and is enthusiastic about the recently announced partnership with ReposiTrak, Inc. to upgrade SPAR’s technology infrastructure. “We are optimistic about the road ahead and believe that with alignment among our shareholders, directors and leadership team, Without the recent distractions, SPAR is now well positioned to capture new opportunities and enhance value for all stakeholders,” he said.

Path Forward

Under the arrangement between SPAR and Brown, the parties have agreed to address any future disagreements through direct dialogue rather than media or market campaigns, subject to applicable law and fiduciary duties. Brown will continue to exercise his rights as a shareholder, including through existing board representation, while supporting the company’s stated objectives and refraining from activities that could undermine management’s ability to execute its strategy.

All parties expressed confidence that the understanding will foster a more unified and productive environment for SPAR Group as it advances its plans to drive growth in North America, deepen customer partnerships and pursue disciplined, profitable expansion.

About SPAR Group, Inc.

SPAR Group is an innovative services company offering comprehensive merchandising and distribution solutions to retailers and brands. We provide the resources and analytics that improve brand experiences and transform retail spaces. We offer a unique combination of scale and flexibility with a passion for client results that separates us from the competition. For more information, please visit the SPAR Group’s website at http://www.sparinc.com.

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Abstract

SPAR Group of Charlotte, N.C., and company co-founder and former chief executive officer Robert G. Brown have reached an understanding that affirms a shared commitment to the company’s long-term success and to constructive engagement among all stakeholders. Brown has expressed his support for SPAR’s current management and strategic direction and his intention to contribute to a more collaborative environment around the company.